FOR IMMEDIATE RELEASE - page 1 of 2

           Harold's Stores, Inc. Reports 2005 Financial Results

Dallas, TX - March 7, 2006 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today operating results for the fourth quarter and year-to-date period ended January 28, 2006.

For the year, the Company reported a net loss of $6.0 million, compared to net income of $95,000 in the prior year. Included in the results for 2005 were non-recurring expenses of approximately $700,000 related to changes in executive management and the relocation of the Perimeter store in Atlanta, GA, offset by a one-time gain of approximately the same amount due to the sale of a building. For the 2005 fourth quarter, the Company reported a net loss of $4.0 million inclusive of the $700,000 of non-recurring expenses, compared to a loss of $147,000 in the previous year. After preferred dividends of $1.5 million, the Company reported a loss for the year of $1.20 per diluted and basic share, compared to a loss of $0.23 per diluted and basic share in the prior year. For the fourth quarter, after preferred dividends of $380,000, the loss came to $0.70 per diluted and basic share, compared to a loss of $0.09 per diluted and basic share in the previous year.

Net sales for the fiscal year were $88.2 million compared to $89.3 million for the same period in the prior year, a decrease of 1.2%. For the fiscal year, total Company comparable store sales decreased 4.0%, with a decrease of 4.3% in the full-line retail stores and an increase of 4.8% in the outlet stores. The Company's direct sales (internet and catalog) were $3.2 million for the fiscal year, nearly three times the year ago levels of $1.2 million. There was $881,000 in additional warehouse sales volume for the fiscal year.

Net sales for the quarter were $20.6 million, compared to $22.8 million for the same period in the previous year, a decrease of 9.4%. Total Company comparable store sales decreased 15.0%, with a decrease of 15.6% in full-line retail stores and an increase of 0.4% in the outlet stores. The
Company's direct sales (internet and catalog) were $781,000 during the quarter, nearly double the last year's level of $405,000. Additionally, the Company held warehouse sale events in the most recent quarter, producing incremental sales of $886,000 as no such events were held in the prior year period.

"The year 2005 was very disappointing for the Company, as customers did not respond favorably to our apparel offerings. That coupled with a decision early in 2005 to alter the timing and quantity of fall, winter and holiday receipts, resulted in the Company not having proper quantities of gift-giving and wear-now merchandise during the all important fourth quarter," said Leonard Snyder, Interim Chief Executive Officer.

Mr. Snyder continued, "Our inventory receipts of ladies' spring apparel were on plan during January, and it was encouraging that consumers responded favorably to the early spring fashions. However, February receipts, which were more casual and somewhat trendier, have not been well received, resulting in a significant drop in volume during the month of February. The Company has responded and taken appropriate price adjustments on the slowest selling of the February receipts. This should enhance selling on that delivery."

"Since the Company receives new merchandise flow approximately every 30 days, we are cautiously optimistic while being mindful of a late Easter, that our March deliveries, which are dressier and more geared towards our target customers, will enhance sales potential during the remainder of the quarter, as Easter is an historically strong selling period for the Company," continued Mr. Snyder.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2005 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.



Harold's Results Release
Add 2




             HAROLD'S STORES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
              (In Thousands Except Per Share Data)

                               13 Weeks Ended     52 Weeks Ended
                               January  January   January  January
                                28,      29,       28,      29,
                                2006     2005      2006     2005

Sales                            $        $        $        $
                               20,64    22,78     88,24    89,35
                               6        8         7        7

Costs and expenses:
Costs of goods sold (including
occupancy and central buying
expenses, exclusive of items    15,58    15,43     61,18    57,64
shown separately below)             2        9         8        3

Selling, general and             7,774    6,215     28,50    26,56
administrative expenses                                9        4

Depreciation and amortization     911    1,002     3,795    4,076

      Operating costs and       24,26    22,65     93,49    88,28
expenses                            7        6         2        3

    Operating income (loss)     (3,62      132     (5,24    1,074
                                   1)                 5)

Interest expense                  354      279                979
                                                  1,456

Gain on sale of building         (18)       --     (721)       --

Income (loss) before income     (3,95    (147)    (5,980       95
taxes                              7)                  )

(Provision) benefit  for           --       --        --       --
income taxes

Net  income (loss)               $           $         $     $
                               (3,95     (147)    (5,980     95
                                 7)                    )

NET INCOME (LOSS) APPLICABLE
TO COMMON
 STOCKHOLDERS:
                                 $         $           $     $
Net income (loss)              (3,95    (147)     (5,980     95
                                 7)                    )

Less:  Preferred stock
dividends and accretion of                 379    1,510
preferred stock issuance        380                        1,501
costs

Net loss applicable to common   $         $         $      $
stockholders                   (4,33    (526)     (7,490   (1,40
                               7)                   )      6)

Net loss per common share:
Basic and diluted               $       $         $        $
                               (0.70    (0.09     (1.20    (0.23
                               )        )         )        )


Weighted average number of      6,224    6,222     6,223    6,218
common shares - basic and
diluted





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